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                                                                   EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE

Union Bankshares Announces First Quarter Earnings and Quarterly Dividend Payment

Morrisville, VT April 13, 2007 - Union Bankshares, Inc. (AMEX - UNB) today announced net income for the quarter ended March 31, 2007 was $1.23 million or $.27 per share compared to $1.47 million or $.32 per share for the same period in 2006. Improvement in interest income was more than offset by the increase in the interest expense given the competition for deposits and the inverted yield curve. Non interest income was flat between periods while non interest expense rose $273 thousand or 8.0% between years. Income tax expense dropped to $408 thousand for 2007 versus $510 thousand for 2006 due to the decrease in income before taxes and the increase in nontaxable income between years. Total deposits have grown $3.4 million to $313.5 million at March 31, 2007 from $310.1 million at March 31, 2006. Total assets have grown $4.7 million or 1.3% to $376.7 million from $372.0 million over the same period.

A quarterly cash dividend of $.28 per share was declared on April 13, 2007 to shareholders of record April 23, 2007, payable April 26, 2007.

Union, with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and New Hampshire. As of March 31, 2007, the Company had approximately $377 million in consolidated assets and operated 12 banking offices and 29 ATM facilities in northern Vermont and Littleton, New Hampshire and a loan origination office in St. Albans, Vermont.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.